Exhibit 99.1

THE FEMALE HEALTH COMPANY

February 2, 2006

Ms. Donna Felch
728 E. Meadow Lane
Palatine,
Illinois 60067

Dear Donna:

I am pleased to extend an offer to you to join The Female Health Company as Vice President and Chief Financial Officer.

In this position you will be responsible for financial reporting, the certification of financial reports and related SEC filings, financial analysis, budget preparation, participation in negotiations and interaction with the investment community. You will work with the Company’s auditors, attorneys and bankers. You will be a member of and participate in the Company’s Executive Operating Committee. You will also participate as appropriate in presentations to the Board and outside groups.

You will report directly to me as the Chairman and Chief Executive Officer of The Female Health Company.

The specifics of our offer include the following:

Base Salary	$165,000
Hiring Bonus:
A grant of 15,000 shares of restricted stock. The restriction will lapse and the shares will be salable 12 months after your start date. A second grant of 15,000 shares of restricted stock on your first anniversary which will become salable 12 months after the grant date.

Bonus	You will be eligible to receive a bonus of 30,000 shares of common stock contingent on the Company achieving its plan

Group Health Insurance:	You will participate in the US health and dental insurance program which is paid for by the Company.
Vacation:	4 weeks paid vacation per year; holidays as defined for US employees.
Expenses:
The Company will reimburse you for all reasonable and documented expenses associated with Company business. Company policy is that we travel economy class unless prior approval is given by me to travel business class for a particularly lengthy flight.

In addition as a member of the Executive Operating Committee you will be covered by the Company’s Change in Control Agreement.

The Female Health Company is making a significant contribution to world health. In the position of Vice President and Chief Financial Officer you will play a major role in expanding this accomplishment. I know that you will be successful in this position and I look forward to having you as a member of our Team.

If the terms and conditions of this offer are acceptable to you, please execute the enclosed copy of this letter in the space provided and return it to me by_________, 2006.

Yours truly,

/s/ O.B. Parrish

O. B. Parrish
Chairman and CEO

Accepted  /s/ Donna Felch

Date February 2, 2006

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